Exhibit 10.3

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXECUTIVE SEVERANCE AGREEMENT

By this Executive Severance Agreement dated and effective as of August 16, 2011 (“Agreement”), Sears Holdings Corporation and its affiliates and subsidiaries (“Sears”), and Robert A. Schriesheim (“Executive”), intending to be legally bound, and for good and valuable consideration, agree as follows:

1. Effect of Severance.

(a) Severance Benefits. Subject to Section 5 below, if Executive is involuntarily terminated without “Cause” or Executive voluntarily terminates Executive’s employment for “Good Reason” (as such terms are defined in Section 2 below), Executive shall be entitled to the benefits described in subsection (i) and (ii) below (collectively referred to herein as “Severance Benefits”). Executive shall not be entitled to the Severance Benefits if Executive’s employment terminates for any other reason, including due to death or “Disability” (as defined in Section 2 below). Executive shall also not be entitled to Severance Benefits if Executive does not meet all of the other requirements under this Agreement, including under subsection 4(g).

i. Continuation of Salary.

1. Sears or the appropriate “Sears Affiliate” (as defined in Section 2 below) shall pay Executive cash severance (“Salary Continuation”) equal to:

A. In the event Executive’s termination of employment (“Date of Termination”) occurs on or before the first anniversary of Executive’s employment, Executive’s annual base salary rate as of the Date of Termination; or

B. In the event Executive’s Date of Termination occurs after the first anniversary of Executive’s employment, Executive’s annual base salary rate as of the Date of Termination plus Executive’s target bonus for the year in which the Date of Termination occurs or, if no target bonus has been set for the year in which the Date of Termination occurs, Executive’s target bonus for the year immediately preceding the year in which the Date of Termination has occurred.

Notwithstanding the foregoing, in no event will the annual base salary and the target bonus determined for purposes subsections (A) and (B) above be less than the annual base salary and the annual incentive opportunity (as set forth in the Offer Letter, as defined in Section 17), as applicable, in effect with respect to Executive as of the date of this Agreement.

Subject to subsection (a)(i)(2) below, payment of the Salary Continuation amount shall commence on Executive’s “Separation from Service” (as defined in Section 2 below) and shall be paid in substantially equal installments on each regular salary payroll date for a period of twelve (12) months following the Separation from Service (the “Salary Continuation Period”), except as otherwise provided in this Agreement.

To the extent Executive does not execute and timely submit the General Release and Waiver (in accordance with subsection 4(g) below) by the deadline specified therein, Salary Continuation payments shall terminate and forever lapse, and Executive shall be required to reimburse Sears for any portion of the Salary Continuation paid during the Salary Continuation Period.

2. Notwithstanding anything in this subsection (a)(i) to the contrary, if the Salary Continuation payable to Executive in accordance with subsection (a)(i)(1) above during the first six (6) months after Executive’s Separation from Service would exceed the “Section 409A Threshold” and if as of the date of the Separation from Service Executive is a “Specified Employee” (as such terms are defined in Section 2 below), then, payment shall be made to Executive on each regular salary payroll date during the first six (6) months of the Salary Continuation Period until the aggregate amount received equals the Section 409A Threshold. Any portion of the Salary Continuation in excess of the Section 409A Threshold that would otherwise be paid during such first six (6) months or any portion of the Salary Continuation that is otherwise subject to Section 409A, shall instead be paid to Executive in a lump sum payment on the date that is six (6) months and one (1) day after the date of Executive’s Separation from Service. In addition, if and to the extent that any payments or benefits to be provided to Executive hereunder or the Offer Letter are subject to Code Section 409A and payable upon Executive’s Separation from Service, such payments or benefits shall be subject to the foregoing provisions of this subsection (a)(i)(2).

3. All Salary Continuation payments (described under this subsection (a)(i)) will terminate and forever lapse if Executive is employed by a “Sears Competitor” or “Sears Vendor” (as such terms are defined in subsection 4(c)(ii) and 4(d)(ii) herein, respectively) during the Salary Continuation Period or in the event of Executive’s breach (in accordance with Section 11 below), and Executive shall be required to reimburse Sears for any portion of the Salary Continuation paid during the Salary Continuation Period.

ii. Continuation of Benefits.

1. During the Salary Continuation Period, Executive will be entitled to participate in all benefit plans and programs (except as specified in this subsection (a)(ii)), as an active associate, in which Executive was eligible to participate on the Date of Termination (subject to the terms and conditions and continued availability of such plans and programs); provided, however, that Executive will not be eligible to participate in the long-term disability plan (as of the 15th day following the Date of Termination), health care flexible spending account (except on an after-tax basis and only through the earlier of the end of Salary Continuation Period or the calendar year in which the Separation from Service occurs), Sears paid life insurance and the Sears Holdings 401(k) Savings Plan (or any other defined contribution plan sponsored by Sears or a Sears Affiliate) during the Salary Continuation Period. Executive and Executive’s eligible dependents shall be entitled to continue to participate, as active participants, in Sears medical and dental plans (subject to the terms and conditions and continued availability of such plans) during the Salary Continuation Period (which period shall be in addition to any COBRA continuation coverage to which Executive and Executive’s eligible dependents may otherwise be entitled under such plans).

2. If Executive does not timely execute and submit the General Release and Waiver (in accordance with subsection 4(g) herein) by the deadline specified therein, Executive shall be required to reimburse Sears for the portion of the cost for the benefits referred to under subsection (a)(ii)(1) immediately above paid by Sears during the Salary Continuation Period, and Executive and his eligible dependents shall instead be eligible for COBRA continuation coverage under the Sears medical and dental plans as of Executive’s Separation from Service. For the avoidance of doubt, the “cost” of benefits for purposes of this Agreement is the employer-paid portion of the applicable premium for such benefits.

3. Subject to subsection (a)(ii)(4) immediately below, in the event Executive provides services to another employer and is covered by such employer’s health benefits plan or program, the medical and dental benefits provided by Sears hereunder shall be secondary to such employer’s health benefits plan or program in accordance with the terms of the Sears health benefit plans.

4. All of the benefits described in this subsection (a)(ii) will terminate and forever lapse if Executive is employed by a Sears Competitor or Sears Vendor during the Salary Continuation Period or in the event of Executive’s breach (in accordance with Section 11 below), and Executive shall be required to reimburse Sears for any portion of the cost for the benefits referred to under subsection (a)(ii)(1) immediately above paid by Sears during the Salary Continuation Period, and Executive and his eligible dependents shall instead be eligible for COBRA continuation coverage under the Sears medical and dental plans as of Executive’s Separation from Service date.

iii. Other.

1 In addition to the foregoing Severance Benefits, a lump sum payment will be made to Executive within ten (10) business days following the Date of Termination in an amount equal to the sum of any base salary and any vacation benefits that have accrued through the Date of Termination to the extent not already paid. No vacation will accrue during the Salary Continuation Period.

2. Notwithstanding the foregoing and anything herein to the contrary, in the event of Executive’s death during the Salary Continuation Period, any unpaid portion of the Salary Continuation payable in accordance with subsection (a)(i) above shall be paid in a lump sum, within sixty (60) days of death (and no later than amounts would have been paid absent death), to Executive’s estate, and any eligible dependents who are covered dependents as of the date of death shall incur a qualifying event under COBRA as a result of such death.

(b) Impact of Termination on Certain Other Plans/Programs.

i. Annual Incentive Plan. Upon Executive’s Date of Termination, Executive’s entitlement to any award under the applicable annual incentive plan (“AIP”) sponsored by Sears, shall be determined in accordance with the terms and conditions of the AIP document regarding termination of employment, except as otherwise provided in the Offer Letter or in this Agreement.

ii. Long-Term Incentive Program(s). Upon Executive’s Date of Termination, Executive’s entitlement to any award granted to Executive under a long-term incentive program (“LTIP”) sponsored by Sears, shall be determined in accordance with the terms and conditions of the award letter and the LTIP document regarding termination of employment.

iii. Stock Plan. Upon Executive’s Date of Termination, except as provided in subsection 5(a) below, Executive’s entitlement to any unvested options, restricted stock or other equity award granted to Executive under a stock plan sponsored by Sears shall be determined in accordance with the terms and conditions of the applicable award agreement and the stock plan document regarding termination of employment.

(c) Post-Termination Forfeiture of Severance Benefits. If Sears determines after Executive’s Date of Termination that Executive engaged in activity during employment with Sears that Sears determines constituted Cause, Executive shall immediately cease to be eligible for Severance Benefits and shall be required to reimburse Sears for any portion of the Salary Continuation paid to Executive and for the cost of other Severance Benefits received by Executive during the Salary Continuation Period.

2. Definitions. For purposes of this Agreement, each capitalized term in this Agreement is either defined in the section, exhibit or appendix in which it first appears or in this Section 2. The following capitalized terms shall have the definitions as set forth below:

(a) “Cause” shall mean (i) Executive’s continued failure to substantially perform the job duties (other than a failure resulting from incapacity due to Disability) which failure is not remedied in a reasonable period of time after receipt of written notice from Sears specifying such breach; (ii) a material breach by Executive of Executive’s duties and responsibilities which breach is demonstrably willful and deliberate on

Executive’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of Sears or the Sears Affiliates and is not remedied in a reasonable period of time after receipt of written notice from Sears specifying such breach; (iii) the commission by Executive of a felony; or (iv) dishonesty or willful misconduct in connection with Executive’s employment. For the avoidance of doubt, if Executive’s employment is terminated for “Cause” pursuant to subsection (iii) and it is later determined that Executive did not commit the felony which was the basis for the termination, Executive’s termination shall be treated as not terminated for Cause unless Sears demonstrates that another basis for a Cause termination existed.

(b) “Disability” shall mean disability as defined under the Sears long-term disability plan (regardless of whether Executive is a participant under such plan).

(c) “Good Reason” shall mean, without Executive’s written consent: (i) a reduction of at least ten percent (10%) in the sum of Executive’s annual base salary and target AIP bonus from those in effect as of the date of this Agreement; (ii) a change in reporting relationship such that Executive reports to anyone other than the Chief Executive Offer or the Chairman of the Board of Sears Holdings Corporation; (iii) after August 22, 2011, Executive no longer holding the position of Executive Vice President, Chief Financial Officer or an equivalent or more senior position of Sears Holdings Corporation or a successor corporation; (iv) Executive’s mandatory relocation to an office more than fifty (50) miles from the primary location at which Executive is required to perform Executive’s duties as of the date of this Agreement; (v) Sears Holdings Corporation ceasing to have securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the equivalent applicable law; or (vi) the failure of a successor company to assume or fulfill the obligations under this Agreement. In each case, Executive must provide Sears with written notice of the facts giving rise to a claim that “Good Reason” exists for purposes of this Agreement, within thirty (30) days of the initial existence of such Good Reason event (or, if later, the date on which Executive first has knowledge of such facts), and Sears shall have a right to remedy such event within sixty (60) days after receipt of Executive’s written notice (“the sixty (60) day period”). If Sears remedies the Good Reason event within the sixty (60) day period, the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist based on the applicable facts (but shall not preclude a claim for Good Reason based on a different occurrence or different facts). If Sears does not remedy the Good Reason event within the sixty (60) day period, and Executive does not incur a termination of employment within thirty (30) days following the earlier of: (y) the date Sears notifies Executive that it does not intend to remedy the Good Reason or does not agree that there has been a Good Reason event, or (z) the expiration of the sixty (60) day period, the Good Reason event (or any claim of Good Reason) based on the applicable facts shall cease to exist (but shall not preclude a claim for Good Reason based on a different occurrence or different facts). Notwithstanding the foregoing, if Executive fails to provide written notice to Sears of the facts giving rise to a claim of Good Reason within thirty (30) days of the initial existence of such Good Reason event (or, if later, the date on which Executive first has knowledge thereof), the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist based on the applicable facts as of the thirty-first (31st) day following the later of its occurrence or Executive’s knowledge thereof (but shall not preclude a claim for Good Reason based on a different occurrence or different facts). Notwithstanding the foregoing, to qualify as a Good Reason, any good faith determination of Good Reason made by Executive with respect to any of the conditions listed above in this subsection 2(c) must satisfy the “material negative change” requirement under Treasury Regulations §1.409A-1(n)(2)(i), any successor thereto and other applicable guidance.

(d) “Sears Affiliate” shall mean any person with whom Sears is considered to be a single employer under Code Section 414 (b) and all persons with whom Sears would be considered a single employer under Code Section 414 (c), substituting “50%” for the “80%” standard that would otherwise apply.

(e) “Section 409A Threshold” shall mean an amount equal to two times the lesser of (i) Executive’s base salary for services provided to Sears and any Sears Affiliate as an employee for the calendar year preceding the calendar year in which Executive has a Separation from Service; or (ii) the maximum amount that may be taken into account under a qualified plan in accordance with Code Section 401(a)(17) for the calendar year in which Executive has a Separation from Service. In all events, this amount shall be limited to the amount specified under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any successor thereto.

(f) “Separation from Service” shall mean a “separation from service” with Sears (including any Sears Affiliate) within the meaning of Code Section 409A (and regulations issued thereunder). Notwithstanding anything herein to the contrary, the fact that Executive is treated as having incurred a Separation from Service under Code Section 409A and the terms of this Agreement shall not be determinative, or in any way affect the analysis, of whether Executive has retired, terminated employment, separated from service, incurred a severance from employment or become entitled to a distribution, under the terms of any retirement plan (including pension plans and 401(k) savings plans) maintained by Sears (including by a Sears Affiliate).

(g) “Specified Employee” shall mean a “specified employee” under Code Section 409A (and regulations issued thereunder), which shall be determined in accordance with the provisions of Supplement A to the Supplemental Retirement Income Plan (as amended and restated effective January 1, 2008).

3. Intellectual Property Rights. Executive acknowledges that Executive’s development, work or research on any and all inventions or expressions of ideas, that may or may not be eligible for patent, copyright, trademark or trade secret protection, hereafter made or conceived solely or jointly within the scope of employment at Sears or any Sears Affiliate, provided such invention or expression of an idea relates to the business of Sears or any Sears Affiliate, or relates to actual or demonstrably anticipated research or development of Sears or any Sears Affiliate, or results from any work performed by Executive for or on behalf of Sears or any Sears Affiliate, are hereby assigned to Sears, including Executive’s entire rights, title and interest. Executive will promptly disclose such invention or expression of an idea to Executive’s management and will, upon request, promptly execute a specific written assignment of title to Sears. If Executive currently holds any inventions or expressions of an idea, regardless of whether they were published or filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office, or is under contract to not so assign, Executive will list them on the last page of this Agreement.

4. Protective Covenants. Executive acknowledges that this Agreement provides for additional consideration beyond what Sears or any Sears Affiliate is otherwise obligated to pay. In consideration of the opportunity for the Severance Benefits, and other good and valuable consideration, Executive agrees to the following:

(a) Non-Disclosure of Sears Confidential Information. Executive acknowledges and agrees to be bound by the following, whether or not Executive receives any Severance Benefits under this Agreement:

i. Non-Disclosure.

1. Executive will not, during the term of Executive’s employment with Sears or any Sears Affiliate or thereafter, and other than in the performance of his duties and obligations during his employment with Sears or as required by law or legal process, and except as Sears may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon or publish any “Sears Confidential Information” (as defined in subsection 4(a)(ii) below) until such time as the information becomes publicly known other than as a result of its disclosure, directly or indirectly, by Executive in breach of this Agreement; and

2. Executive understands that if Executive possesses any proprietary information of another person or company as a result of prior employment or otherwise, Sears expects and requires that Executive will honor any and all legal obligations that Executive has to that person or company with respect to proprietary information, and Executive will refrain from any unauthorized use or disclosure of such information.

ii. Sears Confidential Information. For purposes of this Agreement, “Sears Confidential Information” means trade secrets and non-public information which Sears or any Sears Affiliate designates as being confidential or which, under the circumstances, should be treated as confidential, including, without limitation, any information received in confidence or developed by Sears or any Sears Affiliate, its long and short term goals, vendor and supply agreements, databases, methods, programs, techniques, business information, financial information, marketing and business plans, proprietary software, personnel information and files, client information, pricing, and other information relating to the business of Sears or any Sears Affiliate that is not known generally to the public or in the industry.

iii. Return of Sears Property. All documents and other property that relate to the business of Sears or any Sears Affiliate are the exclusive property of Sears, even if Executive authored or created them. Executive agrees to return all such documents and tangible property to Sears upon termination of employment or at such earlier time as Sears may request Executive to do so.

iv. Conflict of Interest. During Executive’s employment with Sears or any Sears Affiliate and during any Salary Continuation Period, except as may be approved in writing by Sears, neither Executive nor members of Executive’s immediate family (which shall refer to Executive, any spouse or any child) will have financial investments or other interests or relationships with Sears’ or any Sears Affiliate’s customers, suppliers or competitors which might impair Executive’s independence of judgment on behalf of the Company. Also during Executive’s employment with Sears or any Sears Affiliate and during any Salary Continuation Period, Executive agrees further not to engage in any activity in competition with Sears or any Sears Affiliate and will avoid any outside activity that could reasonably be expected to adversely affect the independence and objectivity of Executive’s judgment with respect to Sears or any Sears Affiliate, interfere with the timely and effective performance of Executive’s duties and responsibilities to Sears or any Sears Affiliate, discredit Sears or any Sears Affiliate or otherwise conflict with the best interests of Sears or any Sears Affiliate.

(b) Non-Solicitation of Employees. During Executive’s employment with Sears or any Sears Affiliate and for twelve (12) months following Executive’s Date of Termination, whether or not Executive receives any Severance Benefits under this Agreement, Executive will not, directly or indirectly, solicit or encourage any person to leave her/his employment with Sears or any Sears Affiliate or assist in any way with the hiring of any Sears or any Sears Affiliate employee by any future employer or other entity.

(c) Non-Competition. Executive acknowledges that as a result of Executive’s position at Sears or any Sears Affiliate, Executive has learned or developed, or will learn or develop, Sears Confidential Information and that use or disclosure of Sears Confidential Information is likely to occur if Executive were to render advice or services to any Sears Competitor.

i. Therefore, for twelve (12) months following Executive’s Date of Termination, whether or not Executive receives any Severance Benefits under this Agreement, Executive will not, directly or indirectly, aid, assist, participate in, consult with, render services for, accept a position with, become employed by, or otherwise enter into any relationship with (other than having a passive ownership interest in or being a customer of) any Sears Competitor.

ii. For purposes of this Agreement, “Sears Competitor” means:

1. Those companies listed on Appendix A, each of which Executive acknowledges is a Sears Competitor, whether or not it falls within the categories in subsection (ii)(2) immediately below, and further acknowledges that this is not an exclusive list of Sears Competitors and is not intended to limit the generality of subsection (ii)(2) immediately below; and

2. Any party (A) engaged in any retail business (whether in a department store, specialty store, discount store, direct marketing, or electronic commerce or other business format), that consists of selling furniture, appliances, electronics, hardware, lawn/garden, auto parts, food/consumables, toys, seasonal, fitness/sporting goods, apparel and/or pharmacy products, or providing home improvement, product repair and/or home services, with combined annual revenue in excess of $1 billion, or (B) a party engaged in any other line of business, in which Sears (including any Sears Affiliate) has commenced business prior to the end of Executive’s employment, having annual gross sales in that line of business in excess of $100 million.

iii. Executive acknowledges that Sears shall have the right to propose modifications to Appendix A periodically to include (1) emergent Competitors in Sears existing lines of business and (2) Competitors in lines of business that are new for Sears, in each case, with the prior written consent of Executive, which consent shall not be unreasonably withheld.

iv. Executive further acknowledges that Sears (or Sears Affiliates) does business throughout the United States, Puerto Rico, U.S. Virgin Islands, Guam and Canada and that this non-compete provision applies in any state or province (as applicable) of the United States, Puerto Rico, U.S. Virgin Islands, Guam and Canada, in which Sears does business.

(d) Restriction on Post-Employment Affiliation with Sears Vendors. Executive acknowledges that as a result of Executive’s position at Sears or any Sears Affiliate, Executive has learned or developed, or will learn or develop, Sears Confidential Information and that use or disclosure of Sears Confidential Information is likely to occur if Executive were to render advice or services to any “Sears Vendor” (as defined herein).

i. Therefore, for twelve (12) months from Executive’s Date of Termination, whether or not Executive receives any Severance Benefits under this Agreement, Executive will not, directly or indirectly, aid, assist, participate in, consult with, render services for, accept a position with, become employed by, or otherwise enter into any relationship with (other than having a passive ownership interest in or being a customer of) any Sears Vendor.

ii. For purposes of this Agreement, “Sears Vendor” means, the vendors, if any, listed in Appendix A as well as any vendor with combined annual gross sales of services or merchandise to Sears in excess of $200 million.

(e) Compliance with Protective Covenants. Executive will provide Sears with such information as Sears may from time to time reasonably request to determine Executive’s compliance with this Section 4. Executive authorizes Sears to contact Executive’s future employers and other entities with which Executive has any business relationship to determine Executive’s compliance with this Agreement or to communicate the contents of this Agreement to such employers and entities. Executive releases Sears, Sears Affiliates, their agents and employees, from all liability for any damage arising from any such reasonable and lawful contacts or communications.

(f) Necessity and Reasonableness. Executive agrees that the restrictions set forth herein are necessary to prevent the use and disclosure of Sears Confidential Information and to otherwise protect the legitimate business interests of Sears and Sears Affiliates. Executive further agrees and acknowledges that the provisions of this Agreement are reasonable.

(g) General Release and Waiver. Upon Executive’s Date of Termination (whether initiated by Sears or Executive in accordance with subsection 1(a) above or 5(a) below) potentially entitling Executive to Severance Benefits, Executive will execute a binding general release and waiver of claims in a form to be provided by Sears (“General Release and Waiver”), which is incorporated by reference under this Agreement. This General Release and Waiver will be in a form substantially similar to the sample attached hereto as Exhibit A. Sears shall provide Executive with the actual form of General Release and Waiver upon Executive’s Date of Termination. If the General Release and Waiver is not signed within the time required by the waiver or is signed but subsequently revoked, Executive will not continue to receive any Severance Benefits otherwise payable under subsection 1(a) above or Section 5 below. Further, Executive shall be obligated to reimburse Sears for any portion of (i) the Salary Continuation paid during the Salary Continuation Period under subsection (1)(a)(i) herein, and (ii) the cost for the benefits provided during the Salary Continuation Period under subsection (1)(a)(ii) herein.

(h) Exception Request. Notwithstanding the foregoing, Executive may request a waiver or a specific exception to the non-competition provisions of this Agreement by written request to the Senior Vice President and President, Talent & Human Capital Services or Senior Vice President, General Counsel and Corporate Secretary (or the equivalent) of Sears. Such a request will be given reasonable consideration and may be granted, in whole or in part, or denied at Sears’ absolute discretion.

5. Transfer of Shareholdings. Notwithstanding Section 1, in the event Executive’s employment with Sears is terminated on or after the date of a “Transfer of Shareholdings” (as defined below) and Executive would otherwise be entitled to Severance Benefits, as described in Section 1, the amount of Executive’s Severance Benefits shall be supplemented as provided below:

(a) If the Transfer of Shareholdings occurs after the first twelve (12) months of Executive’s employment with Sears and Executive’s employment is terminated by Sears for reasons other than Cause or by Executive for Good Reason, in either case within twelve (12) months after such Transfer of Shareholdings, Executive shall vest on the Date of Termination in any portion of any equity or equity-based award granted to Executive that is scheduled to vest within twelve (12) months following such date.

(b) For purposes of this Agreement, “Transfer of Shareholdings” shall be defined as any of the following:

i. the acquisition (in one transaction or a series of related transactions) by any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Section 13(d) under the Exchange Act and the rules and regulations promulgated thereunder) from ESL Investments, Inc. and/or Persons associated with ESL Investments, Inc. of shares of common stock of Sears Holdings Corporation representing fifty percent (50%) or more of the total number of then outstanding shares of common stock of Sears Holdings Corporation; provided that any such acquisition or holding of beneficial ownership of shares of common stock of Sears

Holdings Corporation by any underwriter temporarily holding securities pursuant to an offering of such securities any of the following entities shall not by itself constitute such a Transfer of Shareholdings hereunder; or

ii. Sears Holdings Corporation ceasing to have securities registered under the Exchange Act or the equivalent applicable law.

6. Irreparable Harm. Executive acknowledges that irreparable harm would result from any breach by Executive of the provisions of this Agreement, including without limitation subsections 4(a), 4(b), 4(c) and 4(d), and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches or threatens to breach this Agreement, Executive consents to injunctive relief in favor of Sears without the necessity of Sears posting a bond. Moreover, any award of injunctive relief shall not preclude Sears from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including a forfeiture of any future payments and a return of any payments and benefits already received by Executive.

7. Non-Disparagement. Executive will not take any actions that would reasonably be expected to be detrimental to the interests of Sears or any Sears Affiliate, nor make derogatory statements, either written or oral to any third party, or otherwise publicly disparage Sears or any Sears Affiliate, its products, services, or present or former employees, officers or directors, and will not authorize others to make derogatory or disparaging statements on Executive’s behalf. Sears shall not authorize and shall take reasonable measures to prevent its present or former officers and directors from making derogatory or disparaging statements regarding Executive to any third party. This provision does not and is not intended to preclude Executive from entering into any relationship with a Sears Competitor or Sears Vendor after such relationship is permissible under subsection 4(c) or 4(d), respectively, nor does it preclude Executive or Sears or any Sears Affiliate from providing truthful testimony in response to legal process or governmental inquiry.

8. Cooperation. Executive agrees, without receiving additional compensation, to fully and completely cooperate with Sears, both during and after the period of employment with Sears or any Sears Affiliate (including any Salary Continuation Period), with respect to matters that relate to Executive’s period of employment, in all investigations, potential litigation or litigation in which Sears is involved or may become involved other than any such investigations, potential litigation or litigation between Sears and Executive. Sears will reimburse Executive for reasonable travel and out-of-pocket expenses incurred in connection with any such investigations, potential litigation or litigation; provided, however, that the reimbursement of any such expenses that are taxable to Executive shall be made on or before the last day of the year following the year in which the expense was incurred, the amount of the expenses eligible for reimbursement during one year shall not affect the amount of expenses eligible for reimbursement in any other year, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

9. Future Enforcement or Remedy. Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach, of any provision of this Agreement by Sears or Executive in any instance shall not be deemed a waiver of such provision in the future.

10. Acting as Witness. Executive agrees that both during and after the period of employment with Sears or any Sears Affiliate (including any Salary Continuation Period),

Executive will not voluntarily act as a witness, consultant or expert for any person or party in any action against or involving Sears or any Sears Affiliate, unless subject to judicial enforcement to appear as a fact witness only.

11. Breach by Executive. In the event of a breach by Executive of the material provisions of this Agreement, including without limitation the non-competition provisions (Section 4) and the non-disparagement provision (Section 7) of this Agreement, the obligation of Sears or any Sears Affiliate to pay Salary Continuation or to provide other Severance Benefits under this Agreement will immediately cease and any Salary Continuation payments already received and the value of any other Severance Benefits already received will be returned by Executive to Sears.

12. Severability. If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

13. Governing Law. This Agreement will be governed under the internal laws of the state of Illinois without regard to principles of conflicts of laws. Executive agrees that the state and federal courts located in the state of Illinois shall have exclusive jurisdiction in any action, lawsuit or proceeding based on or arising out of this Agreement, and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to the service of process in connection with any action, suit, or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

14. Right to Jury. Executive agrees to waive any right to a jury trial on any claim contending that this Agreement or the General Release and Waiver is illegal or unenforceable in whole or in part, and Executive agrees to try any claims brought in a court or tribunal without use of a jury or advisory jury. Further, should any claim arising out of Executive’s employment, termination of employment or Salary Continuation Period (if any) be found by a court or tribunal of competent jurisdiction to not be released by the General Release and Waiver, Executive agrees to try such claim to the court or tribunal without use of a jury or advisory jury.

15. Employment-at-Will. This Agreement does not constitute a contract of employment, and Executive acknowledges that Executive’s employment with Sears or any Sears Affiliate is terminable “at-will” by either party with or without cause and with or without notice.

16. Other Plans, Programs, Policies and Practices. If any provision of this Agreement or the Offer Letter conflicts with any other plan, programs, policy, practice or other Sears document, then the provisions of this Agreement and the Offer Letter, as applicable, will control, except as otherwise precluded by law. Executive shall not be eligible for any benefits under the Sears Holdings Corporation Master Transition Pay Plan or the Kmart Corporation Master Severance Pay Plan or any successor severance plan or program.

17. Entire Agreement. This Agreement, including any exhibits or appendices hereto, and the final offer letter issued by Sears and accepted by Executive (the “Offer Letter”) contain and comprise the entire understanding and agreement between Executive and Sears (including any Sears Affiliate) with respect to the subject matter contained herein or in the Offer Letter and this Agreement and the Offer Letter fully supersede any and all prior agreements or understandings between Executive and Sears with respect to the subject matter contained herein or in the Offer Letter, and this Agreement and the Offer Letter may be amended only by a writing signed by Executive and the Chief Executive Officer, Senior Vice President and President, Talent & Human Capital Services or Senior Vice President, General Counsel and Corporate Secretary (or equivalent) of Sears.

18. Tax Withholding. Any compensation paid or provided to Executive under this Agreement shall be subject to any applicable federal, state or local income and employment tax withholding requirements.

19. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: At the most recent address on file at Sears.

If to Sears:	Sears Holdings Corporation
3333 Beverly Road
Hoffman Estates, Illinois 60179
	Attention to both:	Senior Vice President and President, Talent & Human Capital Services
Senior Vice President, General Counsel and Corporate Secretary

20. Assignment. Sears may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between Sears and Executive or between any successor or assignee of Sears or affiliate thereof and Executive.

21. Section 409A Compliance. To the extent that a payment or benefit under this Agreement is subject to Code Section 409A, it is intended that this Agreement as applied to that payment or benefit comply with the requirements of Code Section 409A, and the Agreement shall be administered and interpreted consistent with this intent.

22. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Executive and Sears, by its duly authorized representative, have executed this Agreement on the dates stated below, effective as of the date first set forth above.

EXECUTIVE	SEARS HOLDINGS CORPORATION

/s/ Robert A. Schriesheim	BY:	/s/ J. David Works
Robert A. Schriesheim

August 15, 2011	August 15, 2011
Date	Date

EXHIBIT A

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. YOU MAY NOT SIGN IT UNTIL ON OR AFTER YOUR LAST DAY OF WORK. IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED IN WRITING TO GENERAL COUNSEL, SEARS HOLDINGS CORPORATION, 3333 BEVERLY ROAD, HOFFMAN ESTATES, IL 60179. YOU MAY WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

GENERAL RELEASE AND WAIVER

In consideration for the benefits that I will receive under the attached Executive Severance Agreement, I, and any person acting by, through, or under me hereby release Sears Holdings Corporation, its current and former agents, subsidiaries, affiliates, employees, officers, stockholders, successors, and assigns (“Sears”) from any and all claims arising out of my employment or the termination thereof. This General Release and Waiver is to be broadly construed to encompass all claims of any kind or character whatsoever, whether known or unknown, based upon any matter occurring prior to my execution of this General Release and Waiver and including, but without limiting the generality of the foregoing, any and all claims under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Family and Medical Leave Act (“FMLA”) and any other federal, state or local constitution, statute, regulation, or ordinance, and any and all common law claims including, but not limited to, claims for wrongful or retaliatory discharge, intentional infliction of emotional distress, negligence, defamation, invasion of privacy, and breach of contract. This General Release and Waiver does not apply to any claims or rights that may arise after the date that I signed this General Release and Waiver. I understand that Sears is not admitting to any violation of my rights or any duty or obligation owed to me.

Excluded from this General Release and Waiver are any claims which cannot be waived by law, including but not limited to (1) the right to file a charge with or participate in an investigation conducted by certain government agencies, and (2) any rights or claims to benefits accrued under benefit plans maintained by Sears pursuant to ERISA. I do, however, waive my right to any monetary recovery should any agency or other third party pursue any claims on my behalf. I represent and warrant that I have not filed any complaint, charge, or lawsuit against Sears with any governmental agency and/or any court.

I have read this General Release and Waiver and I understand its legal and binding effect. I am acting voluntarily and of my own free will in executing this General Release and Waiver.

I have had the opportunity to seek, and I was advised in writing to seek, legal counsel prior to signing this General Release and Waiver.

I was given at least twenty-one (21) days to consider signing this General Release and Waiver. Any immaterial modification of this General Release and Waiver does not restart the twenty-one (21) day consideration period.

Return both pages of the signed General Release and Waiver

GENERAL RELEASE AND WAIVER (continued)

I understand that, if I sign the General Release and Waiver, I can change my mind and revoke it within seven (7) days after signing it by notifying the General Counsel of Sears in writing at Sears Holdings Corporation, 3333 Beverly Road, Hoffman Estates, Illinois 60179. I understand that this General Release and Waiver will not be effective until after this seven (7) day revocation period has expired.

Date:	SAMPLE ONLY - DO NOT DATE	Signed by:	SAMPLE ONLY - DO NOT SIGN

		Witness by:	SAMPLE ONLY - DO NOT SIGN

Return both pages of the signed General Release and Waiver

Executive: Robert A. Schriesheim	Date: August 15, 2011

Appendix A

Executive Severance Agreement

The following companies (including affiliates and subsidiaries within the same controlled group of corporations) are included within the definition of “Sears Competitors”, as referred to under subsection 4(c)(ii)(1) of the Executive Severance Agreement:

[*****]

[*****] Confidential material redacted and filed separately with the Securities and Exchange Commission.